EXHIBIT 4.1

AMENDMENT NO. 1
Dated as of May 16, 2008

to

POOLING AND SERVICING AGREEMENT
Dated as of February 1, 2006
among
CWMBS, INC.,
Depositor

COUNTRYWIDE HOME LOANS, INC.,
Seller
PARK GRANADA LLC,
Seller
PARK MONACO INC.,
Seller
PARK SIENNA LLC,
Seller
COUNTRYWIDE HOME LOANS SERVICING LP,
Master Servicer
and
THE BANK OF NEW YORK,
Trustee
CHL MORTGAGE PASS-THROUGH  TRUST 2006-OA4
MORTGAGE PASS-THROUGH CERTIFICATES, SERIES 2006-OA4

THIS AMENDMENT NO. 1, dated as of May 16, 2008 (the “Amendment”), to the Pooling and Servicing Agreement (as defined below), is among CWMBS, INC., as depositor (the “Depositor”), COUNTRYWIDE HOME LOANS, INC. (“Countrywide”), as a seller (a “Seller”), PARK GRANADA LLC (“Park Granada”), as a seller (a “Seller”), PARK MONACO INC. (“Park Monaco”), as a seller (a “Seller”), PARK SIENNA LLC (“Park Sienna”), as a seller (a “Seller”), COUNTRYWIDE HOME LOANS SERVICING LP, as master servicer (the “Master Servicer”), and THE BANK OF NEW YORK, as trustee (the “Trustee”).

W I T N E S S E T H

    WHEREAS, the Depositor, Countrywide, as a Seller, Park Granada, as a Seller, Park Monaco, as a Seller, Park Sienna, as a Seller, the Master Servicer, and Trustee entered into a Pooling and Servicing Agreement, dated as of February 1, 2006 (the “Pooling and Servicing Agreement”), providing for the issuance of the CHL Mortgage Pass-Through Trust 2006-OA4, Mortgage Pass-Through Certificates, Series 2006-OA4;

    WHEREAS, the transaction evidenced by the Pooling and Servicing Agreement closed on February 28, 2006 (the “Closing Date”);

    WHEREAS, the parties to the transaction wish to amend the Pooling and Servicing Agreement as of the Closing Date by: (1) adding the definition of “Adjusted Cap Rate” to Article I, (2) replacing the definitions of “Certificate Balance,” “Current Interest” and “Stated Principal Balance” in Article I with definitions that include the concept of Net Deferred Interest and (3) adding Section 4.03 (collectively, such amendments, the “Amendment”) so as to provide for the allocation of Net Deferred Interest to the Certificate Balances of the Certificates;

    WHEREAS, subject to the satisfaction of certain conditions provided therein, Section 10.01 of the Pooling and Servicing Agreement provides that the Pooling and Servicing Agreement may be amended by the parties thereto without the consent of any Certificateholders to conform to the Prospectus and Prospectus Supplement provided to investors in connection with the initial offering of the Certificates;

    WHEREAS, the parties to the Pooling and Servicing Agreement wish to amend the Pooling and Servicing Agreement to conform to the Prospectus Supplement as described in the third recital of this Amendment;

    WHEREAS, the Depositor and the Master Servicer have concluded that no consent of any Class of Certificates is required for the adoption of the Amendment; and

    WHEREAS, the Depositor has delivered to the Trustee an Opinion of Counsel in accordance with the provisions of the Pooling and Servicing Agreement;

    NOW, THEREFORE, the parties hereto agree as follows:

Section 1.   Defined terms.

   For purposes of this Amendment, unless the context clearly requires otherwise, all capitalized terms which are used but not otherwise defined herein shall have the respective meanings assigned to such terms in the Pooling and Servicing Agreement.

Section 2.  Amendment.

   (1) As of the Closing Date, the following definition is added to Article I of the Pooling and Servicing Agreement:
Adjusted Cap Rate:  For any Distribution Date and any Class of Certificates, the excess of (A) the weighted average Adjusted Net Mortgage Rate for the Mortgage Loans for that Distribution Date over (B) a fraction (expressed as a percentage) the numerator of which is the product of (i) the Net Deferred Interest, if any, on the Mortgage Loans for that Distribution Date and (ii) 12, and the denominator of which is the aggregate Stated Principal Balance of the Mortgage Loans as of the Due Date occurring in the month of that Distribution Date (after giving effect to Principal Prepayments, the principal portion of Liquidation Proceeds and Subsequent Recoveries received in the related Prepayment Period).  With respect to the LIBOR Certificates, the Adjusted Cap Rate will be multiplied by a fraction, the numerator of which is 30, and the denominator of which is the actual number of days that elapsed in the Interest Accrual Period.

(2)  As of the Closing Date, the definitions of “Certificate Balance,” “Current Interest” and “Stated Principal Balance” as set forth in Article I of the Pooling and Servicing Agreement are hereby deleted and replaced with the following, respectively:

Certificate Balance:  With respect to any Certificate (other than the Class C Certificates) at any date, the maximum dollar amount of principal to which the Holder thereof is then entitled under this Agreement, such amount being equal to the Denomination of that Certificate (A) plus, (i) the amount of Net Deferred Interest allocated to such Class of Certificates pursuant to Section 4.03 and (ii) with respect to the Subordinated Certificates, any increase to the Certificate Balance of such Certificate pursuant to Section 4.02 due to the receipt of Subsequent Recoveries and (B) minus the sum of (i) all distributions of principal previously made with respect to that Certificate and (ii) with respect to the Subordinated Certificates, any Applied Realized Loss Amounts allocated to such Certificate on previous Distribution Dates pursuant to Section 4.02 without duplication.

Current Interest:  With respect to each Class of Offered Certificates and each Distribution Date, (x) the interest accrued at the applicable Pass-Through Rate for the applicable Interest Accrual Period on the Class Certificate Balance of such Class immediately prior to such Distribution Date minus (y) the Net Deferred Interest, if any, allocated to that Class for such Distribution Date.

Stated Principal Balance:  As to any Mortgage Loan and Due Date, the unpaid principal balance of such Mortgage Loan as of such Due Date, as specified in the amortization schedule at the time relating thereto (before any adjustment to such amortization schedule by reason of any moratorium or similar waiver or grace period) after giving effect to the sum of: (i) any previous partial Principal Prepayments and the payment of principal due on such Due Date, irrespective of any delinquency in payment by the related Mortgagor, (ii) Liquidation Proceeds allocable to principal (other than with respect to any Liquidated Mortgage Loan) received in the prior calendar month and Principal Prepayments received through the last day of the related Prepayment Period, in each case, with respect to that Mortgage Loan and (iii) any Deferred Interest added to the principal balance of that Mortgage Loan pursuant to the terms of the related Mortgage Note on or prior to that Due Date.

(3)  As of the Closing Date, the following section is added as Section 4.03 to the Pooling and Servicing Agreement:

Section 4.03.  Allocation of Net Deferred Interest
(a)  For any Distribution Date, the Net Deferred Interest allocated to a Class of Certificates shall be an amount equal to the excess, if any, of (i) the amount of interest that accrued on such Class of Certificates at the applicable Pass-Through Rate during the Interest Accrual Period related to that Distribution Date over (ii) the amount of interest that accrued on such Class of Certificates at the related Adjusted Cap Rate during the Interest Accrual Period related to that Distribution Date.

(b)  Any Net Deferred Interest allocated to a Class of Certificates will be added to the Class Certificate Balance of such Class of Certificates.
Section 3.  Effect Of Amendment.

Upon execution of this Amendment, the Pooling and Servicing Agreement shall be, and be deemed to be, modified and amended in accordance herewith and the respective rights, limitations, obligations, duties, liabilities and immunities of the Depositor, the Sellers, the Master Servicer and the Trustee shall hereafter be determined, exercised and enforced subject in all respects to such modifications and amendments, and all the terms and conditions of this Amendment shall be and be deemed to be part of the terms and conditions of the Pooling and Servicing Agreement for any and all purposes.  Except as modified and expressly amended by this Amendment, the Pooling and Servicing Agreement is in all respects ratified and confirmed, and all the terms, provisions and conditions thereof shall be and remain in full force and effect.
Section 4.   Binding Effect.

The provisions of this Amendment shall be binding upon and inure to the benefit of the respective successors and assigns of the parties hereto, and all such provisions shall inure to the benefit of the Trustee and the related Certificateholders.
Section 5.   Governing Law.

THIS AMENDMENT SHALL BE CONSTRUED IN ACCORDANCE WITH AND GOVERNED BY THE SUBSTANTIVE LAWS OF THE STATE OF NEW YORK

APPLICABLE TO AGREEMENTS MADE AND TO BE PERFORMED IN THE STATE OF NEW YORK AND THE OBLIGATIONS, RIGHTS AND REMEDIES OF THE PARTIES HERETO AND THE CERTIFICATEHOLDERS SHALL BE DETERMINED IN ACCORDANCE WITH SUCH LAWS.
Section 6.  Severability of Provisions.

If any one or more of the provisions or terms of this Amendment shall be for any reason whatsoever held invalid, then such provisions or terms shall be deemed severable from the remaining provisions or terms of this Amendment and shall in no way affect the validity or enforceability of the other provisions or terms of this Amendment or of the Certificates or the rights of the Holders thereof.
Section 7.  Section Headings.

The section headings herein are for convenience of reference only, and shall not limit or otherwise affect the meaning hereof.
Section 8.  Counterparts.

This Amendment may be executed in several counterparts, each of which shall be an original and all of which shall constitute but one and the same instrument.

IN WITNESS WHEREOF, the Depositor, the Sellers, the Master Servicer and the Trustee have caused this Amendment to be duly executed by their respective officers thereunto duly authorized, all as of the day and year first above written.

CWMBS, INC., as Depositor

By:	/s/ Darren Bigby
Name: Darren Bigby Title: Executive Vice President

THE BANK OF NEW YORK, as Trustee

By:	/s/ Michelle Penson
Name: Michelle Penson Title: Vice President

COUNTRYWIDE HOME LOANS, INC., as a Seller

By:	/s/ Darren Bigby
Name: Darren Bigby Title: Executive Vice President

PARK GRANADA LLC, as a Seller

By:	/s/ Darren Bigby
Name: Darren Bigby Title: Executive Vice President

PARK MONACO INC., as a Seller

By:	/s/ Darren Bigby
Name: Darren Bigby Title: Executive Vice President

PARK SIENNA LLC, as a Seller

By:	/s/ Darren Bigby
Name: Darren Bigby Title: Executive Vice President

COUNTRYWIDE HOME LOANS SERVICING LP, as Master Servicer

By: COUNTRYWIDE GP, INC.

By:	/s/ Darren Bigby
Name: Darren Bigby Title: Executive Vice President